Exhibit 99.1

+(602) 264-1375

1Q23 net sales were $2,793.9 million, which represented growth of 1.1% with regard to 1Q22’s figure. Expansion was primarily fueled by an increase in the sales volumes of copper (+10%), silver (+15.5%) and zinc (+6.4%). This was partially offset by a decrease in the sales volume of molybdenum (-7.9%). Metal prices fell for most of our products, with the exception of molybdenum (+68.7%).

Investor Relations: Raul Jacob Victor Pedraglio +(602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

April 26, 2023

Southern Copper Corporation (NYSE and BVL: SCCO)

•

1Q23 net sales were $2,793.9 million, which represented growth of 1.1% with regard to 1Q22’s figure. Expansion was primarily fueled by an increase in the sales volumes of copper (+10%), silver (+15.5%) and zinc (+6.4%). This was partially offset by a decrease in the sales volume of molybdenum (-7.9%). Metal prices fell for most of our products, with the exception of molybdenum (+68.7%).

•	1Q23 Net income was $813.2 million, which represented a 3.6% increase when compared to the $784.7 million registered in 1Q22. The net income margin in 1Q23 was 29.1%, versus 28.4% in 1Q22.
•

1Q23 adjusted EBITDA was $1,567.9 million, which represented a decrease of 6.6% with regard to the $1,678.4 million registered in 1Q22. The adjusted EBITDA margin in 1Q23 was 56.1% versus 60.7% in 1Q22.

•

Cash flow from operating activities in 1Q23 was $1,185.2 million, which represented an increase of 44.4% over the $820.7 million posted in 1Q22. This improvement was attributable to strong cash generation at our operations, which was driven by higher sales and cost-control efficiencies.

•

Copper production registered an increase of 8,792 tons (+4.1%) in 1Q23 in quarter-on-quarter terms. Higher production was primarily attributable to the fact that production at our Cuajone mine was up 48.5% YoY. This result was driven by higher ore grades and a return to full operating capacity this year. Production at our Toquepala mine and IMMSA operations increased 0.6% and 7.5% respectively with regard to the figures reported in 1Q22; this was partially offset by a drop in production at our La Caridad (-10.8%) and Buenavista operations (-0.3%) due to lower ore grades.

•

Quarter by-product production: Molybdenum production fell 8.8% in 1Q23 compared to 1Q22; this was mainly attributable to a decrease in production at the Toquepala mine due to lower grades. The aforementioned was partially offset by an increase in production at the Cuajone and La Caridad operations. Total mined silver production increased 3.1% in 1Q23, which was primarily driven by higher production at our Peruvian operations.  Mined zinc production rose 2.4% this quarter due to higher production at the San Martin and Santa Barbara units, which was partially offset by lower production at the Charcas mine.

•

1Q23 Operating cash cost per pound of copper, net of by-product revenue credits, was $0.76, which represented an increase of 30.8% with regard to the $0.56 reported in 1Q22. The aforementioned result was mainly driven by an uptick in the production cost (+16.5%), which was partially offset by an increase in by-product revenue credits (+8.1%).

FIRST QUARTER 2023 RESULTS	SOUTHERN COPPER

Growth in these credits was attributable to an increase in the sales volume and to the unit cost effect generated by an increase in pounds of copper produced.

•	1Q23, we spent $238.1 million on capital investments, which reflected an increase of 16.0% compared to 1Q22. Capital expenditures represented 29.3% of net income this quarter.
•	Dividends: On April 20, 2023, the Board of Directors authorized a dividend of $1.00 per share payable on May 23, 2023 for shareholders of record at the close of business on May 9, 2023.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “Southern Copper is well positioned to leverage our strengths in a challenging environment. Our fortitude is evident when comparing results in 1Q23 with those in 1Q22. Most notably, production and sales volumes over the period rose for copper, zinc and silver despite an environment marked by lower prices. This evolution led sales to rise 1.1% and net earnings, 3.6%.

We continue to focus on expansion: we have been operating the Pilares mine since 4Q22 and have increased our annual copper production capacity by 35,000 tons. Additionally, the new zinc concentrator at Buenavista is projected to initiate ramp up in 3Q23 and is expected to elevate yearly production by 100,000 tons of zinc and 20,000 tons of copper. Our El Pilar project (+36,000 tons of copper) is under development and we are engaged in onsite environmental activities.

Looking at the copper market, we believe current prices will be supported by the fact that available inventories are low worldwide. In the long term, we expect demand to be strong as copper consolidates its role as a leading player in the global shift to clean energy.

Key Financial Data

	1Q23	1Q22	Variance		4Q22	Variance
			$	%		$	%
	(in million except per share amount and %s)
Sales	$2,793.9	$2,763.8	$30.1	1.1%	$2,820.3	$(26.4)	(0.9)%
Cost of sales	1,194.2	1,057.7	136.5	12.9%	1,206.8	(12.6)	(1.0)%
Operating income	1,353.7	1,470.1	(116.4)	(7.9)%	1,370.0	(16.3)	(1.2)%
Net income	$813.2	$784.7	$28.5	3.6%	$902.4	$(89.2)	(9.9)%
Net income margin	29.1%	28.4%	0.7pp	2.5%	32.0%	(2.9)pp	(9.1)%
Adjusted EBITDA	1,567.9	1,678.4	(110.5)	(6.6)%	1,631.4	(63.5)	(3.9)%
Adjusted EBITDA margin	56.1%	60.7%	4.6pp	(7.6)%	57.8%	(1.7)pp	(2.9)%
Income per share	$1.05	$1.02	$0.03	2.9%	$1.17	$(0.12)	(10.3)%
Capital investments	238.1	205.2	32.9	16.0%	290.9	(52.8)	(18.2)%

1Q23	www.southerncoppercorp.com	Page 2 of 12

FIRST QUARTER 2023 RESULTS	SOUTHERN COPPER

Capital Investments

Our current capital investment program for this decade exceeds $15 billion and includes investments in the Buenavista Zinc, Pilares, El Pilar and El Arco projects in Mexico and in the Tia Maria, Los Chancas and Michiquillay projects in Peru. This capital forecast includes several infrastructure investments, including key investments to bolster the competitiveness of the El Arco project.

Mexican Projects

Buenavista Zinc – Sonora: This project is located within the Buenavista deposit, where a new concentrator is being built. This facility has a production capacity of 100,000 tons of zinc and 20,000 tons of copper per year. We have completed the engineering study, and the project has all the necessary permits. When operating, this facility will double the Company’s zinc production capacity and provide more than 2,000 operational jobs.

Project update: the capital budget of the project is $416 million, most of which has already been invested. We expect to initiate operations in 2H23.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrate. This project will significantly improve the overall mineral ore grade (considering the 0.78% expected from Pilares and the 0.29% from La Caridad).

Project update: The budget for Pilares is $176 million, of which $114 has been invested. The project is currently operating and delivering copper mineral oxides to the SX-EW facilities of the Caridad operation. We expect to produce mineral for the Caridad concentrator at full capacity in the 2Q23.

El Pilar – Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 317 million tons of ore with an average copper grade of 0.249%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tons of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million.

Project update: The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery. Basic engineering study is finished and the Company continues to develop the project and engage in onsite environmental activities. The SX-EW plant detailed engineering is being developed on an on-going basis. We expect production to begin in 2025 and mine life is estimated at 13 years.

El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with ore reserves of over 1,230 million tons with an average ore grade of 0.40% and 141 million tons of leach material with an average ore grade of 0.27%. The project includes an open-pit mine combining concentrator and SX-EW operations. Annual production is expected to total 190,000 tons of copper and 105,000 ounces of gold.

Project update: The Company has completed the environmental baseline study for the mine and industrial facilities and is reviewing the basic engineering analysis to request the environmental impact permits.

1Q23	www.southerncoppercorp.com	Page 3 of 12

FIRST QUARTER 2023 RESULTS	SOUTHERN COPPER

Peruvian Projects

Tia Maria - Arequipa: This greenfield project, located in Arequipa, Peru, will use state of the art SX-EW technology with the highest international environmental standards to produce 120,000 tons of SX- EW copper cathodes per year. The estimated capital budget for the project is $1.4 billion.

Southern Copper has been consistently working to promote the welfare of the population of the Islay province. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region. We have also promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. We will make it a priority to hire local labor to fill the 9,000 jobs that we expect to generate during Tia Maria’s construction. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region.

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2,600 million and the project is expected to begin operating in 2030. In 2022, we continued to engage in social and environmental improvements for the local communities and worked on the project’s environmental impact assessment.

Project update: As of March 31, 2023 part of the Project´s land continued to be occupied by illegal miners, 70 of whom have irregularly registered their stakes in the "Integral Registry of Mining Formalization" (REINFO). The Company has requested and the Authority has ordered, the exclusion of these 70 informal miners from the REINFO, so that they are now all illegal miners. The Company has also filed criminal complaints and other legal remedies to physically expel the illegal miners from the Project.

Michiquillay Project - Cajamarca: In June 2018, Southern Copper signed a contract for the acquisition of the Michiquillay project in Cajamarca, Peru. Michiquillay is a world class mining project with inferred mineral resources of 2,288 million tons with an estimated copper grade of 0.43%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) for an initial mine life of more than 25 years and at a competitive cash-cost. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

In 2021, the Company signed Social Agreements with the Michiquillay and the Encañada Communities. In addition to this, on October 1, 2021, the Peruvian Ministry of Energy and Mines approved the semi-detailed Environmental Impact Study for the project.

Project update: In 4Q22, the Company informed MINEM that it had begun exploration activities and initiated an assessment of the existing mineral resource at depth. In 2023, in accordance with our social agreements with the Michiquillay and La Encañada communities, the Company has hired unskilled labor and is paying for the use of surface land.  We are supporting social programs in both communities as we roll out exploration activities.

1Q23	www.southerncoppercorp.com	Page 4 of 12

FIRST QUARTER 2023 RESULTS	SOUTHERN COPPER

Environmental, Social & Corporate Governance (ESG) Practices

Sustainable Development Report. This year, Grupo México will present edition N◦ 15 of the Sustainable Development Report, which contains disaggregated information from Southern Copper Corporation and reaffirms our commitment to transparency and on-going improvement. In 2022, we have placed particular importance on updating our strategy for climate change, which includes targets to reduce greenhouse gas emissions. This year’s report also provides information on our program and objectives with regard to promoting diversity and inclusion both inside the Company and within the communities close to our operations.

Sustainable Development Committee. In 2022, Southern Copper Corporation (SCC) set up a Sustainable Development Committee, which is presided by an Independent Director. This committee’s main objective is to support SCC’s Board of Directors in its endeavors to supervise management of risks and opportunities in the environmental, safety and health, community development, human rights, and corporate governance ambits. The committee meets every quarter and has assessed diverse aspects of the Company’s ESG trajectory, including adhesion to international agreements and management of water and mineral waste. The Sustainable Development Committee, in its third session, addressed climate change as well as diversity and inclusion and identified opportunities on the corporate governance front.

Third-party certification. In recognition of our commitment to implement best environmental, social and corporate governance practices, our Buenavista del Cobre mine, located in Sonora (Mexico), has obtained certification for three important ISO (International Organization for Standardization) standards: ISO 9001 for quality management; ISO 14001 for environmental management; and ISO 45001 for occupational safety and health management. These certificates are further proof of our commitment to quality, the environment and the occupational safety and health of our employees.

Occupational Safety and Health. At Southern Copper Corporation (SCC), our employees’ safety is our priority. Our unit in Ilo, located in Moquegua, Peru, has earned first place in the Smelter and Refinery category of the XXVI National Competition for Mining Safety (Concurso Nacional de Seguridad Minera) organized by the Institute of Mining Safety (Instituto de Seguridad Minera). This distinction recognizes SCC’s performance with regard to indicators of our employees’ occupational safety and health and is a reflection of our on-going commitment to ensuring the sustainability of our operations.

Biodiversity. In March 2023, the Environmental Management Unit at Buenavista del Cobre obtained certification from the Wildlife Habitat Council in recognition of our contributions to efforts to prevent the extinction of the Mexican grey wolf. Thanks to these actions, populations of this species, which was on the brink of extinction in the wild, have multiplied in their natural habitat in Mexico. Going forward, we will continue to work side-by-side with society and authorities to serve the common good in the regions in which we operate.

Community Development. At SCC, we continue to strengthen our community development model and currently operate 29 community centers that provide services to 350 thousand people a year in Mexico and Peru. These efforts positively impact the quality of life of the residents in the communities where we work.  Recently, we renovated two community centers (called Casa Grande) in Santa Barbara, Chihuahua and Charcas, San Luis Potosi. These facilities will serve an additional 21 thousand people, who will use these spaces to learn and develop bonds. Both centers are equipped with a library, recreational area, audiovisual room, computer centers, physical activation spaces, areas for temporary exhibits, and green spaces.

Diversity and Inclusion. At SCC, we are convinced that valuing diversity, preventing discrimination, and promoting openness to different ways of thinking are fundamental in all efforts to develop inclusive workplace environments that promote the integral development of our employees and stakeholders. We are committed to driving the agenda for diversity and inclusion transversally throughout the Company and in the communities around our operations. Our results in 2022 reflect the fruit of our efforts, with a 16% increase in the number of women employed by SCC.

1Q23	www.southerncoppercorp.com	Page 5 of 12

FIRST QUARTER 2023 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s first quarter earnings conference call will be held on April 27, 2023, beginning at 12:00 PM – EST (11:00 AM Lima City time and 10:00 AM Mexico City time).

To participate in the call: Please consider that we are using a new technological platform for this event. It is necessary to register in the following link

https://register.vevent.com/register/BI9a9fa3b7d89a4b3aa2c8a5addc867574

At the registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join live presentation through Webex at the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=mb294db883955a2ed9ce08666344287e0

1Q23	www.southerncoppercorp.com	Page 6 of 12

FIRST QUARTER 2023 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2023	4.05	4.09	32.04	1.42	22.53	1,888.63

1Q 2022	4.53	4.54	18.99	1.70	24.05	1,873.63
2Q 2022	4.32	4.34	18.30	1.78	22.65	1,872.01
3Q 2022	3.51	3.50	16.00	1.48	19.10	1,728.33
4Q 2022	3.63	3.66	21.17	1.36	21.25	1,729.21
Average 2022	4.00	4.01	18.61	1.58	21.76	1,800.80

Variance: 1Q23 vs. 1Q22	(10.6)%	(9.9)%	68.7%	(16.5)%	(6.3)%	0.8%
Variance: 1Q23 vs. 4Q22	11.6%	11.7%	51.3%	4.4%	6.0%	9.2%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended March 31,
	2023	2022	%
Copper (tons)
Mined	223,272	214,480	4.1%
3rd party concentrate	301	1,631	(81.5)%
Total production	223,573	216,111	3.5%
Smelted	152,863	157,418	(2.9)%
Refined and Rod	206,923	213,202	(2.9)%
Sales	228,745	207,949	10.0%

Molybdenum (tons)
Mined	6,462	7,089	(8.8)%
Sales	6,488	7,044	(7.9)%

Zinc (tons)
Mined	15,075	14,726	2.4%
Refined	27,121	24,466	10.9%
Sales	26,476	24,883	6.4%

Silver (000s ounces)
Mined	4,412	4,281	3.1%
Refined	3,144	3,583	(12.3)%
Sales	5,131	4,442	15.5%

1Q23	www.southerncoppercorp.com	Page 7 of 12

FIRST QUARTER 2023 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2023	2022	VAR %
	(in millions, except per share amounts)

Net sales:	$2,793.9	$2,763.8	1.1%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,194.2	1,057.7	12.9%
Selling, general and administrative	30.4	30.3	0.3%
Depreciation, amortization and depletion	203.7	196.6	3.6%
Exploration	11.9	9.1	30.8%
Total operating costs and expenses	1,440.2	1,293.7	11.3%

Operating income	1,353.7	1,470.1	(7.9)%

Interest expense, net of capitalized interest	(82.7)	(87.7)	(5.7)%
Other income (expense)	10.5	11.7	(10.3)%
Interest income	21.3	4.6	363.0%
Income before income tax	1,302.8	1,398.7	(6.9)%
Income taxes	480.5	612.1	(21.5)%
Net income before equity earnings of affiliate	822.3	786.6	4.5%
Equity earnings of affiliate	(6.4)	1.2	(633.3)%
Net Income	815.9	787.8	3.6%

Less: Net income attributable to non-controlling interest	2.7	3.1	(12.9)%

Net Income attributable to SCC	$813.2	$784.7	3.6%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.05	$1.02	2.9%
Dividends paid	$1.00	$1.00	-%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1

1Q23	www.southerncoppercorp.com	Page 8 of 12

FIRST QUARTER 2023 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2023	2022	2022
		(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$2,299.8	$2,069.7	$ 2,847.2
Short-term investments	140.6	208.3	406.5
Accounts receivable	1,326.7	1,473.8	1,255.2
Inventories	981.8	1,013.9	1,029.9
Other current assets	448.8	422.0	229.7
Total current assets	5,197.4	5,187.7	5,768.5

Property, net	9,613.9	9,596.6	9,492.9
Leachable material, net	1,066.9	1,064.3	1,082.0
Intangible assets, net	134.5	134.7	136.8
Right-of-use assets	832.6	851.4	900.8
Deferred income tax	261.2	237.3	298.6
Other assets	216.5	205.4	219.3
Total assets	$17,323.3	$17,277.4	$17,898.9

LIABILITIES
Current liabilities:
Current portion of long-term debt	$ -	$ -	$ 299.8
Accounts payable	662.6	657.6	693.7
Income taxes	100.8	138.1	237.0
Accrued workers’ participation	236.3	236.3	243.4
Other accrued liabilities	247.6	203.7	251.9
Total current liabilities	1,247.3	1,235.7	1,725.8

Long-term debt, net of current portion	6,252.0	6,251.2	6,248.7
Lease liabilities	756.5	774.1	826.2
Deferred income taxes	171.7	161.2	144.9
Non-current taxes payable	49.2	40.6	56.0
Other liabilities	66.7	82.4	66.0
Asset retirement obligation	591.5	585.3	610.7
Total non-current liabilities	7,887.6	7,894.8	7,952.5

EQUITY
Stockholders’ equity:
Common stock	3,506.5	3,498.5	3,477.1
Treasury stock	(3,115.1)	(3,107.6)	(3,087.7)
Accumulated comprehensive income	7,733.4	7,693.3	7,771.3
Total stockholders’ equity	8,124.8	8,084.2	8,160.7
Non-controlling interest	63.6	62.7	59.9
Total equity	8,188.4	8,146.9	8,220.6

Total liabilities and equity	$17,323.3	$17,277.4	$17,898.9

As of March 31, 2023, December 31, 2022 and March 31, 2022 there were 773.1 million shares outstanding.

1Q23	www.southerncoppercorp.com	Page 9 of 12

FIRST QUARTER 2023 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2023	2022
	(in millions)

OPERATING ACTIVITIES
Net income	$815.9	$787.8
Depreciation, amortization and depletion	203.7	196.6
Deferred income tax	(18.4)	43.7
Change in operating assets and liabilities	163.6	(271.4)
Other, net	20.4	64.0
Net cash provided by operating activities	1,185.2	820.7

INVESTING ACTIVITIES
Capital investments	(238.1)	(205.2)
Sale (purchase) of short-term investment, net	67.7	80.4
Other, net	-	(0.1)
Net cash used in investing activities	(170.4)	(124.9)

FINANCING ACTIVITIES
Dividends paid	(773.1)	(773.1)
Distributions to non-controlling interest	(1.7)	(1.7)
Other	0.1	-
Net cash used in financing activities	(774.7)	(774.8)

Effect of exchange rate changes on cash	(10.0)	(75.8)

Increase/(Decrease) in cash and cash equivalents	230.1	(154.8)

1Q23	www.southerncoppercorp.com	Page 10 of 12

FIRST QUARTER 2023 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

1Q23	www.southerncoppercorp.com	Page 11 of 12

FIRST QUARTER 2023 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	First Quarter
	2023	2022

Net income attributable to SCC	$813.2	$784.7
Add:
Net income attributable to the non-controlling interest	2.7	3.1
Income taxes	480.5	612.1
Interest expense	82.7	87.7
Depreciation, amortization and depletion	203.7	196.6
Less:		-
Equity earnings of affiliate	6.4	(1.2)
Interest income	(21.3)	(4.6)
Adjusted EBITDA	$1,567.9	$1,678.4

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	1st quarter 2023		1st quarter 2022		4th quarter 2022
	$ million	¢ per pound	$ million	$ million	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	$1,194.2	252.5	$1,057.7	231.0	$1,206.8	238.4
Add:
Selling, general and administrative expenses	30.4	6.4	30.3	6.6	33.6	6.6
Treatment and refining charges net of sales premiums	(7.4)	(1.6)	(6.1)	(1.3)	7.0	1.4
Less:
Workers participation	(72.8)	(15.4)	(87.8)	(19.2)	(74.7)	(14.8)
Purchased concentrates from third parties	(62.3)	(13.2)	(91.0)	(19.9)	(55.6)	(11.0)
Other charges	(45.3)	(9.6)	(112.6)	(24.6)	(31.6)	(6.2)
Inventory change	(49.1)	(10.4)	47.2	10.3	(54.3)	(10.7)
Operating cash cost before by-product revenues	$987.7	208.8	$837.7	183.0	$1,031.2	203.7

Less by-products revenue	(630.6)	(133.3)	(583.5)	(127.5)	(805.9)	(159.2)

Operating cash cost, net of by-products revenue	357.1	75.5	254.2	55.5	225.3	44.5

Total pounds of copper produced, in millions		473.0		457.8		506.2

1Q23	www.southerncoppercorp.com	Page 12 of 12